Exhibit 10.2

WATTS WATER TECHNOLOGIES, INC.

Non-Employee Director Compensation

The annual compensation payable by Watts Water Technologies, Inc. to non-employee Directors as determined by the Board of Directors of the Corporation on May 2, 2022 is as follows:

●	$85,000 annual cash retainer;

●	Annual grant of Class A common stock with a fair market value on the date of grant equal to $130,000;

●	The Lead Independent Director of the Board shall receive an additional annual cash retainer of $25,000;

●	The Chairperson of the Audit Committee shall receive an additional annual cash retainer of $20,000;

●	The Chairperson of the Compensation Committee shall receive an additional annual cash retainer of $15,000;

●	The Chairperson of the and the Nominating and Corporate Governance Committee shall receive an additional annual cash retainer of $12,500; and

●	There shall be no additional compensation paid for participation in Board or committee meetings.